Exhibit 99.1

Badger Meter Reports Record Second Quarter Results

Sales set new all-time record for any quarter; earnings and EPS set new second quarter records

MILWAUKEE--(BUSINESS WIRE)--July 20, 2016--Badger Meter, Inc. (NYSE: BMI) today reported record results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights

  Net sales of $103,820,000 for the second quarter of 2016 were a record for any quarter and increased 5.0% from sales of $98,896,000 for the second quarter of 2015.
  Net earnings were a second quarter record of $9,400,000, a 19.0% increase from net earnings of $7,901,000 for the second quarter of 2015.
  Diluted earnings per share were a second quarter record of $0.65, an 18.2% increase from diluted earnings per share of $0.55 for the second quarter of 2015.

First Half 2016 Highlights

  Net sales were $204,390,000 for the first half of 2016, a 12.0% increase from sales of $182,540,000 for the first half of 2015.
  Net earnings were $17,390,000 for the first half of 2016, a 43.4% increase from net earnings of $12,128,000 for the first half of 2015.
  Diluted earnings per share were $1.20 for the first half of 2016, a 42.9% increase from diluted earnings per share of $0.84 for the first half of 2015.

Operations Review

“Our strong second quarter performance was driven by higher sales of residential and commercial municipal water products, particularly sales of commercial metering products and technology solutions which were up significantly over the second quarter of last year,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

“Sales of our newest municipal water products continue to grow at a fast pace. Sales of both our BEACON® Advanced Metering Analytics (AMA) solution with ORION® cellular technology and our E-Series® Ultrasonic meters increased substantially in the second quarter,” said Meeusen.

“Building on our history of product innovation, we introduced our new E-Series® Ultrasonic Plus meter at the recent American Water Works Association (AWWA) annual conference in Chicago. This newest addition to our E-Series product family features a patented flow restriction valve that enables water utility operators to open, close and partially close the valve from the utility office or other location, saving time and money for the utility. The new meter, which offers the only patented flow restriction valve in the market, was well received by customers who viewed the on-site demonstration,” said Meeusen.

Meeusen said the higher second quarter municipal water product sales more than offset lower sales of flow instrumentation products, which continued to be impacted by softness in the industrial markets the company serves.

“The gross profit margin was 37.9% in the second quarter of 2016, compared to 35.5% for the same quarter last year. The improvement reflected the higher sales volumes and lower brass prices,” added Meeusen.

Conference Call and Webcast

Badger Meter management will host a conference call to discuss the company’s 2016 second quarter results on Thursday, July 21, 2016, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-877-294-2949 and entering the passcode 33447247. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, July 28, 2016, by dialing 1-855-859-2056 and entering the passcode 33447247. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company’s products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$103,820	$98,896	$204,390	$182,540

Cost of sales	64,424	63,753	125,983	117,322

Gross margin	39,396	35,143	78,407	65,218

Selling, engineering and administration	24,474	22,961	50,679	45,983

Operating earnings	14,922	12,182	27,728	19,235

Interest expense, net	228	319	498	636

Earnings before income taxes	14,694	11,863	27,230	18,599

Provision for income taxes	5,294	3,962	9,840	6,471

Net earnings	$9,400	$7,901	$17,390	$12,128

Earnings per share:

Basic	$0.65	$0.55	$1.20	$0.84

Diluted	$0.65	$0.55	$1.20	$0.84

Shares used in computation of earnings per share:

Basic	14,443,539	14,379,450	14,434,397	14,361,464

Diluted	14,525,705	14,443,266	14,514,196	14,434,560

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2016	2015
	(Unaudited)

Cash	$7,356	$8,163
Receivables	61,326	56,643
Inventories	80,715	78,596
Other current assets	5,505	5,926
Total current assets	154,902	149,328

Net property, plant and equipment	90,753	90,920
Intangible assets, at cost less accumulated amortization	54,328	57,348
Other long-term assets	9,832	9,906
Goodwill	47,978	47,978
Total assets	$357,793	$355,480

Liabilities and Shareholders' Equity

Short-term debt	$53,590	$71,360
Payables	22,175	19,155
Accrued compensation and employee benefits	11,142	9,663
Other liabilities	6,972	4,366
Total current liabilities	93,879	104,544

Long-term employee benefits and other	18,001	18,661
Shareholders' equity	245,913	232,275
Total liabilities and shareholders' equity	$357,793	$355,480

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276